UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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HARRIS CORPORATION

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HARRIS CORPORATION 1025 West NASA Boulevard Melbourne, Florida 32919 October 17, 2011

Dear Fellow Shareholder:

By now you should have received your proxy materials in connection with the 2011 Annual Meeting of Shareholders of Harris Corporation to be held on Friday, October 28, 2011. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, it is important that your shares are represented and voted at the Annual Meeting. If you have already voted, we thank you for taking the time to have your voice heard.

If you have not already voted or you would like to change your vote, please take a moment to vote your proxy at your earliest convenience. You should read carefully and consider the information contained in the Harris Proxy Statement you already received, dated September 16, 2011 (the “Proxy Statement”), as well as the enclosed Supplement to Proxy Statement.

Because the Annual Meeting is fast approaching, we encourage you to vote promptly by any one of the methods that are available to you. Because the voting instructions vary depending on how you own your shares and the resulting voting methods available to you, it is important to follow the voting instructions on the enclosed proxy card.

For the reasons set forth in the Proxy Statement, our Board of Directors unanimously recommends that you vote:

•	FOR the election of all 11 of the nominees for director named in the Proxy Statement for a one-year term expiring at the 2012 Annual Meeting of Shareholders (see Proposal 1);

•	FOR approval, on an advisory basis, of the compensation of our named executive officers (see Proposal 2);

•	for approval, on an advisory basis, of EVERY YEAR as the preferred frequency of future advisory votes on the compensation of our named executive officers (see Proposal 3);

•	FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 (see Proposal 4); and

•	AGAINST the shareholder proposal requesting approval of an amendment to our By-Laws to require an independent chairman of the board (see Proposal 5).

If you need assistance voting your shares or have any questions regarding the enclosed Supplement to Proxy Statement, please contact our proxy solicitor, Georgeson Inc., toll-free at (877) 278-4775.

Thank you, in advance, for your prompt attention to this very important matter.

Cordially,

Howard L. Lance

Chairman, President and

Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE HELP YOUR COMPANY SAVE ADDITIONAL SOLICITATION COSTS

BY PROMPTLY VOTING OVER THE INTERNET OR BY TELEPHONE

OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING

YOUR PROXY/VOTING INSTRUCTION CARD.

HARRIS CORPORATION

1025 West NASA Boulevard

Melbourne, Florida 32919

SUPPLEMENT TO PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 28, 2011

We are furnishing to you this proxy statement supplement, dated October 17, 2011 (this “Supplement”), that supplements the proxy statement dated September 16, 2011 (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation, a Delaware corporation (which we refer to as “Harris,” “we,” “our” or “us”) and the solicitation of voting instructions by the Harris Corporation Retirement Plan Trustee, in each case for use at the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) to be held on Friday, October 28, 2011, at 1:00 p.m., local time, at the Harris Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, and at any adjournments or postponements thereof.

The purpose of this Supplement is to provide subsequent information relating to recently announced changes in our management and Board structure. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current and supersedes the different or updated information contained in the Proxy Statement.

ELECTION OF DIRECTORS

On October 8, 2011, William M. Brown was appointed to serve as Chief Executive Officer and President of Harris, effective November 1, 2011.

In connection with Mr. Brown’s appointment, on October 8, 2011, we entered into a letter agreement summarized below with Howard L. Lance (the “Letter Agreement”), pursuant to which Mr. Lance will retire from his position as Chief Executive Officer and President effective October 31, 2011 (sometimes referred to herein as the “Retirement Date”). Mr. Lance will continue to serve as Chairman of the Board, President and Chief Executive Officer through the Retirement Date and will serve as non-executive Chairman of the Board from the Retirement Date until December 31, 2011. As previously announced in May 2011, we implemented a CEO succession plan after Mr. Lance advised our Board that he would like to retire at the end of fiscal 2012, or at such time as a suitable successor Chief Executive Officer was identified by our Board.

Update to Biographical Summary for Mr. Lance:

Howard L. Lance, 55, currently serves as Chairman of the Board, President and Chief Executive Officer. Mr. Lance will retire from his position as President and Chief Executive Officer effective October 31, 2011 and will serve as non-executive Chairman of the Board from October 31, 2011 until December 31, 2011. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc.

Mr. Lance has been a member of our Board since January 2003.

Mr. Lance also is a director of Eastman Chemical Company (since 2005) and Stryker Corporation (since 2009) and serves on the Board of Governors of the Aerospace Industries Association and on the Board of

Trustees of the Manufacturers Alliance/MAPI, Inc., the Florida Council of 100 and the Florida Institute of Technology. Mr. Lance served as a director of Harris Stratex Networks (now Aviat Networks, Inc.) from 2007 to 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

Anticipated Changes to Board Leadership Structure

As indicated above, pursuant to the Letter Agreement, Mr. Lance will serve as non-executive Chairman of the Board from October 31, 2011 until December 31, 2011, the date upon which Mr. Lance’s retirement from the Board will become effective.

On October 8, 2011, our Board appointed Mr. Thomas A. Dattilo, age 60, as non-executive Chairman of the Board to succeed Mr. Lance as Chairman of the Board, effective January 1, 2012. Mr. Dattilo, who our Board has determined is independent, has been a member of our Board since 2001. Mr. Dattilo is currently an advisor and consultant to various private investment firms. He served as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, from June 2007 until June 2009. Prior to joining Cerberus, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company. Mr. Dattilo is expected to serve as non-executive Chairman of our Board for up to two years. Our Board expects to appoint Mr. Brown to our Board at its December 2011 meeting. Our Board also expects to name Mr. Brown to the combined Chairman and CEO role at a later date.

As a result of the appointment of Mr. Dattilo as non-executive Chairman of the Board, our Chairman will be independent effective January 1, 2012. Accordingly, effective January 1, 2012, no member of our Board will be designated as Lead Independent Director.

In connection with the CEO succession plan, and now in connection with the CEO transition process, our Board has reaffirmed its position that a mandated separation of the CEO and Chairman positions or a requirement for an independent Chairman is not in the best interests of our shareholders. Mandated separation of the positions or a requirement for an independent Chairman also could adversely impact the CEO transition process and our Board’s ability to evaluate and implement a leadership structure believed to be in the best interests of our shareholders based upon the then-existing facts and circumstances. The actions by our Board in changing its leadership structure in connection with the CEO transition process, without a mandated separation of the CEO and Chairman positions or a requirement for an independent Chairman, evidence our Board’s proactive commitment to strong corporate governance and appropriate independent oversight of management. Our Board believes it is fundamentally wrong, however, to permanently and inflexibly separate or combine the CEO and Chairman positions and take away our Board’s ability to evaluate and change the structure of our Chairman and CEO positions, as and when appropriate, to best serve the interests of Harris and our shareholders. Our Board believes that its members possess considerable experience and unique knowledge of the challenges and opportunities Harris faces, and therefore, are in the best position to evaluate the needs of Harris and how best to organize the capabilities of our directors and senior management to meet those needs.

EXECUTIVE COMPENSATION

Letter Agreement with Mr. Lance

Pursuant to the Letter Agreement, Mr. Lance will continue to serve as Chairman of the Board, President and Chief Executive Officer through the Retirement Date. Following the Retirement Date, Mr. Lance will serve as non-executive Chairman of the Board until December 31, 2011, upon which date Mr. Lance’s retirement from our Board will become effective. During the period from January 1, 2012 through December 31, 2012, Mr. Lance will serve in the role of Special Advisor in order to facilitate the transition of responsibilities to Mr. Brown. Mr. Lance will receive advisory fees in an aggregate amount of $250,000, payable in monthly installments, for his services as Special Advisor during calendar year 2012.

Following the Retirement Date, Mr. Lance will be entitled to receive his account balance under our supplemental executive retirement plan. Mr. Lance will be eligible to receive a bonus under our Annual Incentive Plan (the “AIP”) and Performance Reward Plan (the “PRP”) in respect of fiscal 2012, which will each be

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(i) contingent on the attainment of the applicable performance metrics for fiscal 2012 and (ii) pro-rated for the portion of fiscal 2012 which has elapsed as of the Retirement Date. Mr. Lance will also be entitled to participate in our group medical plan for retired employees, the full cost of which will be borne by Mr. Lance. We have also agreed to reimburse Mr. Lance for legal fees incurred in connection with the negotiation and execution of the Letter Agreement, up to a maximum of $25,000.

The Letter Agreement provides that the stock options held by Mr. Lance that are vested and exercisable as of the Retirement Date will remain outstanding for their full remaining terms. Stock options held by Mr. Lance that are not vested and exercisable as of the Retirement Date will remain outstanding and will continue to vest in accordance with their vesting schedule, and such stock options will remain outstanding for their full remaining terms. Each outstanding performance share award granted to Mr. Lance will remain outstanding and eligible to vest, based on the attainment of applicable performance goals, and a pro-rated number of performance shares will be deliverable for the portion of the performance period occurring through the Retirement Date.

The Letter Agreement also provides that on or about each November 1 following the Retirement Date, we will provide Mr. Lance with a supplemental retirement benefit, in the form of a life annuity, at an annual rate of $514,745, which annuity will be payable in annual installments for the remainder of his lifetime. In order to comply with the provisions of Section 409A of the Internal Revenue Code, the first payment of the annuity will not be made until May 1, 2012, at which time we will pay Mr. Lance an aggregate amount representing the annual annuity amount plus interest thereon for the period from the Retirement Date until May 1, 2012. Pursuant to the Letter Agreement, Mr. Lance acknowledges that he is not entitled to any benefits pursuant to the Supplemental Pension Plan for Howard L. Lance (Amended and Restated Effective January 1, 2009), dated as of December 19, 2008, between the Company and Mr. Lance (the “Restated SPP”).

Mr. Lance’s advisory fees, eligibility for a pro-rated bonus under the AIP and the PRP, the treatment of his stock options and performance share awards, and the payments with respect to the supplemental retirement benefit as described above, are conditioned upon his execution of a release of claims against us. The treatment of Mr. Lance’s stock options and his right to receive supplemental retirement benefit payments are also conditioned upon continued compliance with the restrictive covenants contained in the Letter Agreement. From and after the Retirement Date, Mr. Lance may not, without our written consent, (i) associate with or hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise (as defined in the Letter Agreement); or (ii) Solicit any Customer (each term as defined in the Letter Agreement) or any employee of Harris.

The Letter Agreement constitutes the entire agreement between Mr. Lance and us with respect to his retirement. In addition, pursuant to the Letter Agreement, the employment letter agreement, dated as of December 19, 2008 and effective January 1, 2009 between us and Mr. Lance, the Restated SPP and the Executive Severance Agreement, dated as of January 20, 2003, as amended and restated as of December 19, 2008 by and between us and Mr. Lance, are terminated upon effectiveness of the Letter Agreement.

VOTING MATTERS

There are no changes to the proxy/voting instruction card previously mailed to our shareholders. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxies/voting instructions already returned by shareholders (via Internet, telephone or mail) will remain valid and will be voted at the 2011 Annual Meeting, or at any adjournment or postponement thereof, in the manner indicated unless you revoke your proxy or change your vote before your shares are voted at the 2011 Annual Meeting. Shares represented by proxies returned before the 2011 Annual Meeting, but for which no voting instructions have been provided, will be voted in accordance with our Board’s recommendations as set forth in the Proxy Statement. Important information regarding how to vote your shares, revoke your proxy or change voting instructions already given is available in the Proxy Statement under the caption “General Information About the Annual Meeting.”

By Order of the Board of Directors

Scott T. Mikuen

Vice President,

General Counsel and Secretary

Melbourne, Florida

October 17, 2011

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